Selective Insurance
40 Wantage Avenue
Branchville, New Jersey 07890
www.selective.com

FOR IMMEDIATE RELEASE:

Media Contact: Sharon Cooper

973-948-1324, sharon.cooper@selective.com

Investor Contact: Dale Thatcher

973-948-1774, dale.thatcher@selective.com

Selective Insurance Group Reports

2003 Second Quarter Earnings

Operating income1doubles

Commercial renewal pricing up 13%

Book value up 12%

Branchville, NJ – Aug. 5, 2003- Selective Insurance Group, Inc. (NASDAQ: SIGI) today reported a 140% increase in net income to $19.7 million, or $0.72 per diluted share, for the second quarter ended June 30, 2003, compared with $8.2 million, or $0.31 per diluted share for the same period last year. Operating income1 from continuing operations increased more than 100% to $17.6 million, or $0.64 per diluted share for the period, compared with $8.6 million, or $0.32 per diluted share for the second quarter of 2002. In addition, book value per share grew 12% to $26.37 at June 30, 2003, from the same time last year.

The company’s overall statutory combined ratio improved almost five points to 99.6% for the second quarter 2003, down from 104.3% for the same period last year. Selective Insurance Group Chairman, President and CEO Gregory E. Murphy stated: “Our ongoing pricing and underwriting initiatives, coupled with favorable weather, produced a statutory combined ratio below 100.0% for the quarter. Our core commercial lines operation generated an underwriting profit, on a statutory basis, with a combined ratio of 99.3%, down 3.6 points over the same period last year. The strong results reflected 13 straight quarters of double-digit renewal price increases (13% this quarter). Our commercial lines premium growth was 16% for the quarter, driven by the price increases, a 35% increase in new business to $62 million and better retention of renewal business. Our commercial lines outlook remains favorable as increases in premiums continue to outpace loss trends.”

Murphy added: “We are also pleased with the results from our personal lines operation, including the flood business, which generated an overall statutory combined ratio of 100.5% for the quarter, almost 10-points ahead of the 109.8% posted in the second quarter of 2002. Continued improvements in underwriting and pricing led to a nine-point drop in our total personal automobile statutory combined ratio, to 102.3% for the quarter, with our New Jersey personal automobile business generating a statutory combined ratio of 100.7% for the period.

“The improving fundamentals in our industry are clearly demonstrated in the amount of cash generated by operating activities. For Selective, cash flow was up almost 40%, to $100 million year-to-date 2003, over the same period last year. The higher level of cash helped drive investment income up 15%, year-to-date, to $56.8 million.”

Revenue from continuing operations for the second quarter 2003 increased 15% over second quarter 2002, to $333.1 million. Revenue growth for the quarter, compared with the same period last year, reflected: continued increases in net premiums earned, up 13% to $276.1 million; higher net investment income of $29.4 million, up 17%; and revenue from the company’s continuing Diversified Insurance Services of $23.5 million, up 13%. Return on revenue for the diversified businesses improved to 7.6% for the period, up from 5.2% in the second quarter 2002.

The Company reported net income of $27.8 million, or $1.01 per diluted share, for the six months ended June 30, 2003. Operating income1 from continuing operations was $23.0 million, or $0.84 per diluted share, for the six-month period. For the comparable period last year, the Company reported net income of $18.5 million, or $0.70 per diluted share, and operating income from continuing operations of $18.9 million, or $0.71 per diluted share. Selective’s statutory combined ratio for the six months improved to 101.9%, down 1.6 points from the six-month period ended June 30, 2002.

The Board has declared a $0.15 per share quarterly cash dividend on its common stock payable Sept. 2, 2003 to stockholders of record on Aug. 18, 2003. The supplemental investor packet, including financial information that is not part of this press release, is available on the Investors page of Selective’s public website at www.selective.com. The webcast of Selective’s quarterly analyst conference call will be simulcast at 8:30am EST, on Aug. 6, 2003, at www.selective.com. The webcast will be available for rebroadcast until the close of business on Sept. 5, 2003.

Selective Insurance Group, Inc., headquartered in Branchville, New Jersey, is a holding company for five property and casualty insurance companies that offer primary and alternative market insurance for commercial and personal risks. The insurance companies are rated “A+” (Superior) by A.M. Best. Through other subsidiaries, the company offers medical claim management services; human resources benefits and administration services; risk management products and services; and flood insurance policy, administration and claim services. Selective maintains a website at www.selective.com.

This press release contains certain statements that are not historical facts and are considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, which can be identified by terms such as may, will, could, would, should, expect, plan, anticipate, target, project, intend, believe, estimate, predict, potential, seek, likely, or continue or other comparable terminology. Such forward-looking statements relate to our intentions, beliefs, projections, estimations or forecasts of future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from those expressed or implied by the forward-looking statements.  These statements are only predictions and we can give no assurance that such expectations will prove to be correct. These risks and uncertainties include, but are not limited to:

*The frequency and severity of catastrophic events, including hurricanes, tornadoes, windstorms, earthquakes, hail, severe winter weather, fires, explosions and terrorism;

*Adverse economic, market or regulatory conditions;

*Our concentration in a number of east coast and Midwestern states;

*The adequacy of loss reserves;

*Reinsurance costs and availability;

*Our ability to collect on reinsurance and the solvency of Selective’s reinsurers;

*Uncertainties related to insurance rate increases and business retention;

*Changes in insurance regulations that impact our ability to write and/or cease writing insurance policies in one or more states, particularly changes in New Jersey automobile insurance laws and regulations;

*Our ability to maintain favorable ratings from A.M. Best, Standard & Poor’s, Moody’s and Fitch;

*Fluctuations in interest rates and the performance of the financial markets;

*Our entry into new markets and businesses; and

*Other risks and uncertainties we identify in filings with the Securities and Exchange Commission, including, but not limited to the Annual Report on Form 10-K; although we do not promise to update such forward-looking statements to reflect actual results or changes in assumptions or other factors that could affect these statements.

1Operating income from continuing operations differs from net income by the exclusion of realized gains or losses on investment sales, as well as net income from the discontinued software operation. It is used as an important financial measure by management, analysts and investors because the realization of investment gains and losses in any given period is largely discretionary as to timing and could distort the analysis of trends; however, it is not intended as a substitute for net income prepared in accordance with accounting principles generally accepted in the United States (GAAP). A reconciliation of operating income to net income is provided in the attached GAAP highlights. Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners Accounting Practices and Procedures Manual and, therefore, is not reconciled to GAAP.

Selective Insurance Group, Inc.(Nasdaq: SIGI) *

GAAP Highlights and Reconciliation To Comparable

GAAP Measures

(in thousands, except per share data)
3 months ended June 30:	2003	2002
Net premiums written	$ 306,863	268,287
Net premiums earned	276,139	244,498
Net investment income	29,436	25,100
Diversified insurance services revenue from continuing operations	23,481	20,720
Total revenues from continuing operations	333,087	290,847

Operating income from continuing operations	17,559	8,638
Capital gain (loss), after-tax	2,190 _____________	(267) ___________
Income from continuing operations, net of tax	19,749	8,371
Loss from discontinued operations, net of tax	______________	(126) ___________
Net income	$ 19,749 _____________ _____________	8,245 ____________ ____________

Operating income from continuing operations per share:
Basic	$ 0.68	0.34
Diluted	0.64	0.32
Net income per share:
Basic	0.76	0.33
Diluted	0.72	0.31
Weighted average shares:
Basic	26,031	25,081
Diluted	27,521	27,025
Book value per share	$26.37	23.55

6 months ended June 30:	2003	2002
Net premiums written	$ 630,266	549,732
Net premiums earned	543,186	478,793
Net investment income	56,779	49,604
Diversified insurance services revenue from continuing operations	44,819	39,553
Total revenues from continuing operations	653,572	569,387

Operating income from continuing operations	23,013	18,863
Capital gain (loss), after-tax	4,773 _____________	(196) ____________
Income from continuing operations, net of tax	27,786	18,667
Loss from discontinued operations, net of tax	_____________	(122) ____________
Net income	$ 27,786 _____________ _____________	18,545 ____________ ____________

Operating income from continuing operations per share:
Basic	$ 0.89	0.75
Diluted	0.84	0.71
Net income per share:
Basic	1.07	0.74
Diluted	1.01	0.70
Weighted average shares:
Basic	25,969	24,977
Diluted	27,429	26,810
Book value per share	$26.37	23.55

*All amounts included in this release exclude inter-company transactions.